Exhibit 5.1

Reed Smith LLP

599 Lexington Avenue

New York, New York

10022+1 212 521 5400

Fax +1 212 521 5450

reedsmith.com

August 16, 2013

Nuverra Environmental Solutions, Inc.

14646 N. Kierland Blvd., Suite 260

Scottsdale, Arizona 85254

Ladies and Gentlemen:

We have acted as counsel for Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 11,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), of which 8,000,000 Shares are reserved for issuance under the Nuverra 401(k) Plan (the “401(k) Plan”) and 3,000,000 Shares are reserved for issuance under the Nuverra 2013 Employee Stock Purchase Plan (the “ESPP” and, together with the 401(k) Plan, the “Plans”) pursuant to the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is being furnished at the Company’s request in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issue of the Shares.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement; (2) the Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment, the Second Certificate of Amendment and the Third Certificate of Amendment thereto; (3) the Amended and Restated Bylaws of the Company; (4) the Plans; (5) the Internal Revenue Service opinion letter issued for the prototype plan document utilized by the 401(k) Plan; (6) certain resolutions of the Board of Directors of the Company and (7) such other documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and we have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have also assumed that there are no agreements or understandings between or among the Company and any participants in either Plan that would expand, modify or otherwise affect the terms of such Plan or the respective rights or obligations of any participants thereunder. We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plans and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised and paid for, for consideration at least equal to the par value thereof, in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.

NEW YORK ¿ LONDON ¿ HONG KONG ¿ CHICAGO ¿ WASHINGTON, D.C. ¿ BEIJING ¿ PARIS ¿ LOS ANGELES ¿ SAN FRANCISCO ¿ PHILADELPHIA ¿ SHANGHAI ¿ PITTSBURGH ¿ HOUSTON

SINGAPORE ¿ MUNICH ¿ ABU DHABI ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿ SILICON VALLEY ¿ DUBAI ¿ CENTURY CITY ¿ RICHMOND ¿ GREECE ¿ KAZAKHSTAN

August 16, 2013

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ REED SMITH LLP